Exhibit 10.2

PENSION SERVICE SUPPLEMENT PLAN

FOR DUQUESNE LIGHT HOLDINGS, INC. AND AFFILIATES

Article I—Purpose and Effective Date

The purposes of the Pension Service Supplement Plan for Duquesne Light Holdings, Inc. and Affiliates are to promote the growth and profitability of Duquesne Light Holdings, Inc. to and attract and retain key executives of outstanding competence by providing supplemental retirement benefits under the terms and conditions hereof.

The Plan was originally adopted effective as of January 1, 1992 and most recently restated as of January 1, 2002. This is a restatement of the Plan as of January 1, 2005. The accrued benefits under the Plan of Members who terminated employment with the Employer prior to January 1, 2005 shall be governed by the terms of the Plan as in effect on the date of termination.

It is intended that benefit accruals under the Plan on or before December 31, 2006 comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by providing for the funding of such benefits pursuant to Section 5.01 on December 28, 2006. Such funding is intended to be a payment of such accrued benefits on a specified date pursuant to Section 409A(a)(2)(C)(iv) of the Code under the transition guidance published by the Internal Revenue Service as part of Proposed Treasury Regulation Section 1.409A-1 through 1.409A-6.

It is intended that benefit accruals under the Plan on and after January 1, 2007 be exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, as short-term deferrals pursuant to Proposed Treasury Regulation Section 1.409A-1(b)(4), by providing that all benefit accruals for a calendar year be funded pursuant to Section 5.02 within 2-1/2 months after the end of such calendar year.

In the event that any provision that is necessary for the Plan to comply with Section 409A (with respect to pre-January 1, 2007 benefit accruals) or to be exempt from Section 409A (with respect to post-December 31, 2006 benefit accruals) is determined by the Plan Administrator, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan.

Article II—Definitions

As used herein, the following terms shall have the respective meanings set forth below:

2.01	“Account” shall mean the account established under the Trust for the benefit of each Member to which contributions pursuant to Article V and earnings and losses pursuant to Article VI are allocated.

2.02	“Accrued Supplemental Pension” shall mean a Member’s accrued benefit under the Supplemental Plan.

2.03	“Act” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.04	“Beneficiary” shall mean the person, persons, trust, trusts or other entity designated by a Member in writing to receive a distribution of such Member’s Account in the event of the death of such Member. If a Member is married on the date of his death, no Beneficiary designation by the Member shall be valid unless such spouse has consented in writing to the designation of such Beneficiary in accordance with Section 205(b) of the Act and procedures established by the Plan Administrator. If a Member does not have a valid Beneficiary designation on the date of his death, his Beneficiary shall be his spouse if he is married on the date of his death, or, otherwise, his estate.

2.05	“Board” shall mean the Board of Directors of the Company.

2.06	“Change in Control” shall mean:

(a)	Any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act (“Person”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(b)	A purchase by any Person of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after closing of the offer, such Person will be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding voting stock of the Company (calculated as provided in Section (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock), or, if earlier, Board recommendation to shareholders of the Company of approval of the purchase by any Person of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after closing of the offer, such Person would be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding voting stock of the Company;

(c)	Shareholder approval of a transaction that involves (i) any consolidation, merger, or share exchange (a “Business Combination”) of the Company, other than a Business Combination in which the holders of common stock of the Company immediately prior to the Business Combination directly or indirectly own, in substantially the same proportions, at least 80% of the outstanding voting stock of the continuing or surviving corporation, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (except to an entity 80% of the outstanding voting stock of which is owned, in substantially the same proportions, directly or indirectly, by the holders of common stock of the Company immediately prior to such transaction), (iii) any acquisition of the voting stock of the Company where, after the Business Combination, one Person would own, directly or indirectly, 100% of the outstanding voting stock of the Company (except where the holders of the Company’s common stock immediately prior to such Business Combination would own, in substantially the same proportions, directly or indirectly, at least 80% of the outstanding stock of the acquiring entity immediately after the Business Combination); or

(d)

Replacement of a majority of the members of the Board during any 12-month period by directors whose appointment or election is not endorsed (whether directly or by way of approval of a merger, acquisition or similar agreement) by a majority of the members of the Board prior to the date of the appointment or election.

In the event of Board or shareholder approval of a transaction, which such approval constitutes a Change in Control in accordance with paragraph (b) or (c) above, the later consummation of such transaction shall not constitute a separate Change in Control.

2.07	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.08	“Committee” shall mean the Compensation Committee of the Board.

2.09	“Company” shall mean Duquesne Light Holdings, Inc. and its successors and assigns.

2.10	“Credited Service” shall have the meaning given to such term in the Supplemental Plan.

2.11	“Employer” shall mean the Company, Duquesne Light Company and any affiliated company designated as an Employer pursuant to Section 11.10.

2.12	“Member” shall mean an employee of the Employer designated in the manner set forth in Article III as an employee of the Employer who shall participate in the Plan.

2.13	“Normal Retirement Age” shall have the meaning assigned to that term under the Pension Plans.

2.14	“Pension Plans” shall mean the Duquesne Light Company Retirement Plan, as the same may be amended from time to time, and the Supplemental Plan.

2.15	“Plan” shall mean the Pension Service Supplement Plan for Duquesne Light Holdings, Inc. and Affiliates as set forth herein, and as the same may be amended from time to time.

2.16	“Plan Administrator” shall mean the Plan Administrator of the Pension Plans, who shall also serve as the Plan Administrator of this Plan.

2.17	“Retirement” shall mean a Member’s normal, early, disability or postponed retirement under the terms of the Supplemental Plan.

2.18	“Statutory Limits” shall mean the provisions of Sections 401(a)(17) and 415 of the Code which have the effect of limiting the benefits payable to a Member under the Pension Plans.

2.19	“Subsidiary” shall mean with respect to the Company, any corporation, partnership, limited liability company or other entity of which (i) if a corporation fifty percent (50%) or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company or other entity, fifty percent (50%) or more of the partnership, membership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company and its Subsidiaries will be deemed to have fifty percent (50%) or more ownership interest in a partnership, limited liability company or business entity if the Company and its Subsidiaries are allocated fifty percent (50%) or more of partnership, limited liability company or other entity gains or losses or control the general partner, managing member or similar managing body of such partnership, limited liability company or other entity.

2.20	“Supplemental Plan” shall mean the Duquesne Light Company Supplemental Retirement Plan, as the same may be amended from time to time.

2.21	“Target Pension Benefit” shall mean, with respect to a Member, the Member’s target defined benefit determined under Section 5.02 with respect to which contributions are made on behalf of such Member pursuant to Section 5.01.

2.22	“Termination of Service” shall mean a Member’s termination of employment with the Employer for any reason.

2.22	“Trust” shall mean the trust established by the Company for the purpose of funding the benefits of Members under the Plan.

2.23	“Vesting Service” shall have the meaning given to such term in the Supplemental Plan.

2.24	“Year of Plan Service” shall mean each year of service credited to a Member under Section 5.02 and used for purposes of calculating such Member’s Target Pension Benefit.

Article III—Designation of Members

3.01	Members. The participants in the Plan shall be the persons designated as Members in accordance with Section 3.02.

3.02	Committee Action. The Committee shall designate the specified employees of the Employer who shall be the Members who shall participate in the Plan. Such determination shall take the form of a resolution adopted by the Committee identifying such employees by name or by title of position. In designating the Members, the Committee shall give consideration to the function and responsibilities of the employee, his or her past performance, his or her contributions to the profitability and sound growth of the Company and such other factors as the Committee may deem appropriate.

3.03	Non-Uniform Designations. The determinations of the Committee concerning which employees of the Employer shall be designated as Members who shall participate in this Plan need not be uniform and may be made selectively by the Committee among the employees of the Employer. No employee of the Employer shall be entitled to participate in or to receive benefits under the Plan unless or until designated as a Member by the Committee pursuant to Section 3.02.

Article IV—Administration

The Plan shall be administered by the Plan Administrator in a manner not inconsistent with the provisions hereof and, in so doing, the Plan Administrator shall have the sole and absolute discretion and authority, from time to time, to:

(a)	determine whether a Member has experienced an event giving rise to the payment of his Account hereunder;

(b)	determine whether a Member or his or her Beneficiary is entitled to receive payment of the Member’s Account hereunder;

(c)	determine the amount of any contribution on behalf of a Member hereunder;

(d)	interpret the provisions hereof and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, except in respect to the designation of Members, or the modification, amendment, or termination of the Plan, responsibility and authority for which are reserved to the Committee and the Board under Article III and Article IX, respectively;

(e)	appoint or employ agents and to delegate thereto such responsibilities and duties necessary or appropriate to the effective administration of the Plan; and

(f)	direct the payment of any Account hereunder.

All calculations, contribution and benefit determinations under this Plan shall be made using the same actuarial factors as are used in the administration of the Supplemental Plan. All actions, determinations and decisions of the Plan Administrator shall be final, conclusive and binding upon the Members and their Beneficiaries. The Plan Administrator and his or her agents and delegates shall not be liable and shall be indemnified and held harmless by the Company to the fullest extent permitted by law for any action taken or decision made in good faith relating to the Plan.

Article V—Contributions

5.01	Contribution Amount

(a)	On December 28, 2006, the Employer shall contribute to the Trust, on behalf of each Member, an amount equal to the actuarial equivalent present value of the Target Pension Benefit determined with respect to such Member under Section 5.02 through December 31, 2006.

(b)	Effective for each Plan Year beginning on or after January 1, 2007, the Employer shall contribute to the Trust, on behalf of each Member, an amount equal to the difference between (i) the actuarial equivalent present value of the Target Pension Benefit determined with respect to such Member under Section 5.02 as of the last day of such Plan Year, and (ii) the actuarial equivalent present value of the Target Pension Benefit determined with respect to such Member under Section 5.02 as of the last day of the prior Plan Year. Such amount shall be contributed no later than March 15 of the year following the Plan Year for which such amount is contributed or, if earlier, as soon as practicable following the Member’s Termination of Service.

5.02	Target Pension Benefit.

(a)

For purposes of determining the Target Pension Benefit with respect to which a contribution is made on behalf of a Member pursuant to Section 5.01, each Member shall receive credit under this Plan for two (2) Years of Plan Service for each one (1) year of Credited Service accumulated by such Member. In addition, in the event that a Member incurs a disability covered by the Employer’s long-term disability plan, such Member shall receive credit for two (2) Years of Plan Service for each year such disability continues. Notwithstanding the foregoing, there shall be no duplication of service credits under the first and second sentences of this Section 5.02(a) with respect to any period of disability, and a Member’s Years of Plan Service shall be subject to a maximum of thirty-five (35) Years upon the Member’s attainment of age sixty (60), such maximum Years of Plan Service being reduced by one year for each full year by which such Member’s Retirement date precedes such Member’s sixtieth (60th) birthday.

(b)	The Target Pension Benefit of a Member with respect to which a contribution is made pursuant to Section 5.01 shall be (i) the Member’s Accrued Supplemental Pension under the Supplemental Plan calculated without regard to the Statutory Limits and as if the Member’s total years of Credited Service thereunder equaled his or her Years of Plan Service under Section 5.02(a) minus (ii) the benefit actually payable to the Member from the Pension Plans. Such Target Pension Benefit shall be offset by the actuarial equivalent of the benefit payable under any annuity contracts purchased by the Employer and issued to such Member prior to January 1, 2002.

5.03	Annuity Contracts. The Employer may deposit any contribution required pursuant to this Article V to an annuity contract purchased for the benefit of the Member for whom such contribution is made. In such event, the Participant’s benefits with respect to such contribution shall be paid from such annuity contract and the deposit to such annuity contract shall be in full discharge of all of the Company’s obligations under the Plan.

5.04	Tax Gross-Up. With respect to each contribution on behalf of a Member pursuant to this Article V, the Employer shall pay to such Member within a reasonable time following the date of such contribution (but in no event later than March 15 of the year following the year for which such contribution is made) a cash payment in an amount sufficient to defray the federal and, if applicable, state and local income tax liability of such Member with respect to such contribution. It is hereby expressly intended that the Employer shall not make any payment to a Member under this Section 5.04 with respect to any earnings credited to a Member’s Account pursuant to Article VI.

Article VI—Investment of Accounts

6.01

Allocation of Earnings and Losses. All amounts contributed to the Trust on behalf of a Member shall be allocated to a separate account within the Trust for the benefit of such Member. Each Member shall direct the investment of his Account among the investments funds established for such purpose by the Plan Administrator in accordance with procedures established from time to time by the Plan Administrator. All investment gains and losses of the Trust allocable to a Member’s Account shall be credited or debited to such Member’s Account, as applicable. The Employer shall withhold from the compensation otherwise payable to the Member such amounts as may be necessary for the Employer to satisfy any tax withholding obligation of the Employer with respect to any earnings credited to the Member’s Account.

Article VII—Vesting and Forfeiture

7.01	Vesting. In the event of a Member’s Termination of Service before such Member has been credited with at least five (5) years of Vesting Service, such Member’s Account shall be forfeited in its entirety. Upon a Member’s attainment of five (5) years of Vesting Service, the Member’s Account shall be fully vested and nonforfeitable. In addition, a Member’s Account shall be fully vested and nonforfeitable upon his Retirement or upon the occurrence of a Change in Control.

7.02	Restoration of Forfeitures. Any amount forfeited from a Member’s Account pursuant to this Article VII shall, in the discretion of the Company, be used to pay any expenses of the Plan or used to reduce the contributions required pursuant to Article V. Upon a Member’s reemployment prior to a five-year break-in-service, the Employer shall restore to the Member’s Account any amount forfeited from such Member’s Account upon such Member’s prior break-in-service and any Vesting Service earned by such Member prior to the break-in-service shall be immediately restored.

Article VIII—Distribution of Account

8.01	Termination of Service. In the event of a Member’s Termination of Service, such Member’s Account shall be distributed to such Member in a single lump sum as soon as practicable thereafter, provided, however, that (i) if such Member has not attained Normal Retirement Age, or (ii) if the Member’s Account is $5,000 or greater, payment may not be made unless and until the earliest of (A) the date such Member consents to such distribution, (B) the date such Member attains Normal Retirement Age, or (C) the date of such Member’s death. In the event of a distribution pursuant to the death of a Member, such distribution shall be paid to the Member’s designated Beneficiary.

8.02

Change in Control. In the event of a Change in Control occurring on or after December 28, 2006, a Member may elect to receive distribution of his Account balance as of the December 31 immediately preceding date of such Change of Control (less any aggregate losses between such

December 31 and the date of distribution). Such election shall be made during the period specified by the Plan Administrator and in accordance with procedures established by the Plan Administrator.

8.03	Tax Withdrawals. A Member may, at such times as may be permitted by the Company, and in accordance with procedures established by the Company, withdraw from his or her Account any amount necessary to pay any federal, state or other tax applicable to any earnings credited to such Member’s Account.

Article IX—Amendment and Termination

9.01	Board Authority. The Company, by action of the Board, may modify, alter, amend or terminate the Plan in whole or in part at any time; provided, however, that no such action shall, without the consent of the Member, affect such Member’s rights accrued under this Plan accrued prior to the date of such action.

Article X—Claims Procedures

10.01	Claims. A claim for benefits by a Member (or in the event of such Member’s death, by his or her Beneficiary) may be made by application in writing to the Plan Administrator. The Plan Administrator shall review such claim and, subject to the provisions hereof, shall have complete discretion to determine the validity of such claim. In the event any such claim is denied, the Member (or Beneficiary) shall be furnished by the Plan Administrator a written explanation which sets forth the specific reasons for such denial. The Member (or Beneficiary) thereafter may (i) submit a written appeal to the Plan Administrator for a full review of such determination not more than ninety (90) days after receipt of written notice of the denial, (ii) review pertinent documents and (iii) submit written issues and comments to the Plan Administrator.

10.02	Decision on Appeal. The written decision of the Plan Administrator upon an appeal of a Member (or Beneficiary) shall (i) be made not more than sixty (60) days after the submission of such appeal, (ii) set forth the specific reasons for such decision, stated in a manner calculated to be understood by the Member (or Beneficiary), (iii) refer to the pertinent provisions of the Plan upon which such decision is based and (iv) be deemed conclusive with respect to all persons affected thereby.

Article XI—Miscellaneous

11.01	Nonassignability. Neither a Member nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Member or any other person, nor be transferable by operation of law in the event of a Member’s or any other person’s bankruptcy or insolvency. The foregoing restrictions are inapplicable to qualified domestic relations order pursuant to Section 206(d)(3)(B)(i) of the Act.

11.02	Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Employer and the Member, and the Member (and his or her Beneficiary) shall have no rights against the Employer except as may be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Member the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge him or her or change his or her employment status at any time.

11.03	Not a Bar to Corporate Act. Nothing contained herein shall prevent the Company from engaging in any reorganization, recapitalization, merger, liquidation, sale of assets or other corporate transaction.

11.04	Certain Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.05	Captions. The captions of the articles and sections hereof are for convenience only and shall not control or affect the meaning or construction of any provisions hereof.

11.06	Governing Laws. The provisions hereof shall be construed and interpreted according to the internal laws of the Commonwealth of Pennsylvania.

11.07	Severability. In case any provision hereof shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.08	Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Such notice should be directed to:

Pension Service Supplement Plan
Administrator
Duquesne Light Holdings, Inc.
411 Seventh Avenue
Pittsburgh, PA 15219

11.09	Successors. The provisions of the Plan shall be binding on the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

11.10	Participation by Affiliates. With the approval of the Board, any corporation aggregated with the Company and Duquesne Light Company under Section 414(b) or (c) of the Code (“Affiliate”) may, by action of its Board of Directors, adopt this Plan for designated employees of such Affiliate. In such event, in applying this Plan to such Affiliate, references herein to “Employer” shall be deemed to include such Affiliate.

11.11	Prior Agreements. With respect to any Member hereunder, this Plan is intended to and shall supersede and replace, as the effective date hereof, any and all agreements and arrangements of the Employer relating to supplemental pension benefits except to the extent that special supplemental pension benefits in excess of those provided under this Plan may be set forth in an employment contract between the Employer and such Member.

11.12	Service of Process. The Secretary of the Company shall be the designated agent of the Plan for the service of process for all matters affecting the Plan.

Article XII—Execution

In order to record the due adoption of this restated Plan, the Company has caused the execution hereof by its authorized officers as of the 21st day of February, 2007.

DUQUESNE LIGHT HOLDINGS, INC.

By:	/s/ Morgan K. O’Brien
Morgan K. O’Brien,
President and Chief Executive Officer